UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2008

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 8, 2008, Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) received a Nasdaq Staff Deficiency Letter indicating that it fails to comply with Nasdaq’s audit committee requirements. As a result of Mr. Paul F. Jacobson’s previously-announced resignation from the Company’s Board of Directors, the Company’s Audit Committee currently has only two members, both of whom are independent directors. Nasdaq Marketplace Rule 4350 requires a Nasdaq listed company to have an audit committee with at least three members, all of whom must be independent.

The Company intends to regain compliance with this requirement within the cure period provided by Nasdaq rules, and has begun the process of seeking a qualified candidate to serve on its Audit Committee.

During this period, the Company’s common stock will continue to trade on Nasdaq subject to continued compliance with other listing requirements.

Nasdaq Marketplace Rule 4350(d)(4) provides a cure period for restoring compliance with the audit committee requirements. In the Company’s case, the period extends until the Company’s next annual shareholders’ meeting, which is expected to be held in June 2009.  If the Company were not to name a new independent Audit Committee member in this timeframe, Nasdaq could begin proceedings to delist its shares.

In accordance with Nasdaq Marketplace Rule 4803(a), the Company has issued a public announcement concerning the foregoing, a copy of which is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference into this Item 3.01 of this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.     Description

99.1	Press Release dated December 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    PROGENICS PHARMACEUTICALS, INC.
                    By:  /s/ ROBERT A. MCKINNEY
                               Robert A. McKinney
                                                                   Chief Financial Officer, Senior Vice President,
                                                               Finance & Operations and Treasurer

Date:  December 11, 2008